                                                                    EXHIBIT 4.13

                           CHANGE IN CONTROL AGREEMENT

      This Change in Control Agreement (the "Agreement") is made and entered
into as of March   , 2003 (the "Execution Date"), by and among IONA
Technologies, Inc., a Delaware corporation ("IONA, Inc."), its parent, IONA Technologies PLC, a public limited company organized under the laws of Ireland (the "Company"), and _____________ ("Executive").

      WHEREAS, Executive currently is an employee of IONA, Inc. and an Executive Officer (as hereinafter defined), and has made and is expected to continue to make significant contributions to the business, growth and financial strength of the Company and the Group (as hereinafter defined);

      WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as hereinafter defined) exists, which may alter the nature and structure of the Company, and recognizes that the uncertainty regarding the consequences of such an event adversely affects the Company's ability to retain Executive as an Executive Officer and IONA Inc.'s ability to retain Executive in its employ;

      WHEREAS, the Company and IONA, Inc. desire to more closely align Executive's interests with those of the shareholders of the Company with respect to any Change in Control that may benefit the shareholders;

      WHEREAS, the Company and IONA, Inc. desire to assure themselves of both present and future continuity of management in the event of a Change in Control, and desire to induce Executive to remain employed with IONA, Inc. by establishing certain benefits for Executive applicable under certain circumstances in the event of a Change in Control, and Executive desires to be so induced; and

      WHEREAS, the parties desire to set forth in writing the terms and conditions of their agreement with respect to the provision of benefits for Executive applicable under certain circumstances in the event of a Change in Control;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations herein contained, it is agreed among the parties hereto as follows:

      1. Term. This Agreement shall continue for a term commencing on the Execution Date and ending on the date one year thereafter ("Initial Term"), and shall be automatically renewed from year to year thereafter for successive one-year terms (each a "Renewal Term") unless ninety (90) days prior to the expiration of the initial term or any renewal term, any party gives written notice of non-renewal to the other parties; provided that any such notice provided by the Company or IONA, Inc. any time during the period beginning on the date that is three months prior to the date upon which a definitive agreement for a Change in Control is publicly announced as having been executed by the Company (the "Announcement Date") and ending on the second anniversary of the effective date of a Change in Control, shall have no effect whatsoever, and the Agreement shall continue in force until such time as otherwise terminated in accordance with the terms hereof. If an effective notice of non-renewal is given as permitted hereunder, this Agreement will expire at the conclusion of either the initial term or the renewal term, whichever is applicable, unless terminated earlier in accordance with Section 2 hereof. The "Term" of this Agreement shall include the Initial Term, as well as any Renewal Term, if applicable, subject to termination at any time prior to the expiration of the Term as provided in
Section 2 hereof; provided, however, that in the event of the first Change in Control to occur during the Term (including after any notice of non-renewal is given), the Term shall automatically continue through the second anniversary of the effective date of such Change in Control.

      2. At-Will Status. Notwithstanding any provision of this Agreement, Executive will remain employed at-will, so that Executive, IONA, Inc. or any other member of the Group by which Executive may become employed from time to time, may terminate Executive's employment at any time, with or without notice, for any or no reason, and this Agreement shall not create or imply any right or duty of Executive or any member of the Group to have Executive remain in the employ thereof for any period of time. This Agreement shall automatically terminate on the earliest date of (a) Executive's Termination Date (as hereinafter defined) if Executive's employment ceases for any reason other than due to an Involuntary Termination Upon a Change in Control or a Resignation for Good Reason Upon a Change in Control (as such terms are hereinafter defined); provided, however, that if, immediately following such cessation of employment, Executive becomes employed by another member of the Group, then this Agreement shall not terminate but shall remain in effect until such time as otherwise terminated in accordance with this Agreement; or (b) the date upon which Executive ceases to hold an Executive Office (as hereinafter defined), if Executive remains an employee of IONA, Inc. or any other member of the Group on such date and if such date occurs prior to a Change in Control; or (c) the date immediately following the two-year anniversary of the effective date of the first Change in Control to occur during the Term; provided, that, notwithstanding any provision in this Agreement to the contrary, if Executive's employment ceases due to an Involuntary Termination Upon a Change in Control or a Resignation for Good Reason Upon a Change in Control, this Agreement shall remain in effect until all obligations of the parties hereunder have been fully satisfied.

      3. Definitions. As used in this Agreement, the following terms shall have the meanings set forth herein:

            a. "Cause" shall mean any one or more of the following: (i) Executive's willful failure or refusal (except due to Disability (as hereinafter defined)) to perform substantially his/her duties on behalf of IONA, Inc. or any other member of the Group by which he may become employed (as the case may be) for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure or refusal; (ii) Executive's conviction of, or entry of a plea of guilty or nolo contendere to, a felony;
(iii) disloyalty, willful misconduct or breach of fiduciary duty by Executive which causes material harm to any member of the Group; or (iv) Executive's willful violation of any confidentiality, developments or non-competition agreement which causes material harm to any member of the Group. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Company's Board of Directors (the "Board") (excluding Executive if he is a Director) at a meeting of the Board called and held for (but not necessarily exclusively for) that purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel of his choice, to be heard by the Board) finding that Executive has, in the good faith opinion of the Board, engaged in conduct constituting Cause and specifying the particulars thereof in reasonable detail.

            b. "Change in Control" shall mean the occurrence of any of the following events:

                  (i) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such surviving, resulting or reorganized corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock") immediately prior to such transaction;

                  (ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

                  (iii) Any corporation or other legal person, pursuant to a tender offer, exchange offer, purchase of stock (whether in a market transaction or otherwise) or other transaction or event acquires securities representing 30% or more of the Voting Stock of the Company, or there is a report filed on
Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any "person" (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act) of securities representing 30% or more of the Voting Stock of the Company;

                  (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing under or in response to Form 6-K, 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred; or

                  (v) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least a majority of the directors then still in office who were directors of the Company at the beginning of any such period;

provided, however, that a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the Voting Stock, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 6-K, 8-K or Schedule 14A (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership.

            c. "Company" shall mean IONA Technologies PLC, its assigns, and its Successors.

            d. "Disability" shall mean any physical or mental disability that renders Executive unable to perform his/her essential job responsibilities for a cumulative period of 180 days in any twelve-month period, where such disability cannot be reasonably accommodated absent undue hardship.

            e. "Executive Office" shall mean those offices of the Company that the Board in its reasonable discretion may designate from time to time as constituting an officer position pursuant to Section 16 of the Exchange Act; provided, that for purposes of this Agreement, Executive Office shall be deemed to include, without limitation, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, Executive Vice President of Corporate Development and General Counsel. Any person holding an Executive Office shall be an "Executive Officer."

            f. "Group" shall mean IONA Technologies PLC, and any of its subsidiaries, including without limitation, IONA, Inc.

            g. "Involuntary Termination Upon a Change in Control" shall mean the termination of the employment of Executive by IONA, Inc. or any other member of the Group by which Executive may become employed (as the case may be) without Cause at any time within the period beginning on the date that is three months prior to the Announcement Date and ending on the second anniversary of the effective date of a Change in Control. "Involuntary Termination Upon Change in Control" shall not include any termination of Executive's employment (a) for Cause; (b) as a result of Executive's Disability;
(c) as a result of Executive's death; or (d) by Executive for any reason.

            h. "Incentive Pay Eligibility" shall mean the aggregate amount of any cash compensation derived from any bonus, incentive, performance, profit-sharing or similar agreement, policy, plan or arrangement of any member of the Group by which Executive is employed that Executive is eligible to receive based upon the attainment of 100% target or quota with respect to any one calendar year.

            i. "Resignation for Good Reason Upon a Change in Control" shall occur on the 31st day after receipt by each of the Company and IONA, Inc. of Executive's notice pursuant to subsection (ii) below, if the conditions set forth in all of subsections (i), (ii) and (iii) below occur:

                  (i) Any of the following "Events" occur without Executive's prior written consent during the two-year period beginning on the effective date of a Change in Control:

                        (A) The substantial reduction of (1) Executive's aggregate base salary and Incentive Pay Eligibility, or
                        (2) the benefits for which Executive was eligible, in either case, in effect immediately prior to a Change in Control, except where such reduction is due to an across-the-board reduction applicable to all senior executives of IONA, Inc. or any other member of the Group by which Executive may become employed (as the case may be);

                        (B) The substantial reduction in the scope or nature of Executive's responsibilities, duties, authorities, position, powers, or reporting structure or relationships in effect immediately prior to a Change in Control, except due to Executive's Disability or Cause;

                        (C) The permanent relocation of Executive's primary workplace to a location more than thirty-five (35) miles away from Executive's workplace in effect immediately prior to a Change in Control;

                        (D) Failure to elect, reelect or otherwise maintain Executive in any Executive Office that Executive held immediately prior to a Change in Control (except due to Executive's Disability or Cause); or

                        (E) Failure of any Successor to, or assignee of, the Company or IONA, Inc. (as the case may be) to assume the duties and obligations of the Company or IONA, Inc., respectively, under this Agreement pursuant to Section 12 hereof; and

                  (ii) Within sixty (60) days after any such Event, Executive provides written notice to each of the Company and IONA, Inc. describing with reasonable specificity the Event and stating his/her intention to resign from employment due to such Event; and

                  (iii) The Company and/or IONA, Inc. do not cure, or cause to be cured, such Event within thirty (30) days after receipt of Executive's notice.

            j. "Stock Plans" shall mean the IONA Technologies PLC 1997 Share Option Scheme, the IONA Technologies Limited Executive Share Option Scheme, and any other stock plans or stock option plans established and maintained by the Company at any time during the Term and pursuant to which Executive holds any options, stock, awards and/or purchase rights, each as may be or may have been amended, excluding the IONA Technologies PLC 1999 Employee Stock Purchase Plan and any other plan adopted by the Company or any member of the Group pursuant to
Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

            k. "Successor" shall mean any successor to the Company or IONA, Inc. (as the case may be) (whether direct or indirect, by Change in Control, operation of law or otherwise), including but not limited to any successor (whether direct or indirect, by Change in Control, operation of law or otherwise) to, or ultimate parent entity of any successor to, the Company or IONA, Inc. (as the case may be).

            l. "Termination Date" shall mean Executive's last date of employment with IONA, Inc. and every other member of the Group by which Executive is employed.

      4. Effect of a Change in Control. If a Change in Control occurs during the Term, and the Company's Successor resulting from such Change in Control does not, as of the effective date of such Change in Control, (a) adopt and assume the Stock Plans that are in effect immediately prior to such Change in Control or (b) substitute, on an equitable basis, such Successor's securities, having terms and conditions no less favorable to the securityholder than the terms and conditions of the then outstanding securities under the Stock Plans, for the then outstanding stock, options, awards and purchase rights under the Stock Plans, then all unvested stock, options, awards and purchase rights granted to Executive under any of the Stock Plans prior to such Change in Control shall immediately become fully vested and exercisable as of the effective date of a Change in Control.

      5. Effect of Involuntary Termination Upon a Change in Control or Resignation for Good Reason Upon a Change in Control. In the event of an Involuntary Termination Upon a Change in Control or a Resignation for Good Reason Upon a Change in Control during the Term, Executive shall be entitled to the following:

            a.    "Severance Benefits" as follows, subject to Section 6 hereof:

                  (i) Payment of an amount equal to two times Executive's base salary, at the highest annualized rate in effect during the period between the date immediately prior to the effective date of a Change in Control and the Termination Date, payable in accordance with Section 5.a (v) below;

                  (ii) Payment of an amount equal to two times the highest amount of Executive's Incentive Pay Eligibility with respect to any one calendar year in the period beginning in the calendar year prior to that in which the Change in Control occurs and ending in the calendar year in which Executive's employment is terminated, payable in accordance with Section 5.a (v) below;

                  (iii) In the event Executive elects after the Termination Date to continue health, vision and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company will pay Executive's monthly premium payments for each such coverage elected by Executive for Executive and his or her eligible dependents, if applicable, until the earliest of the following dates to occur with respect to each such elected coverage: (A) the second anniversary of the Termination Date; (B) the date upon which Executive becomes covered under a comparable group plan for such applicable coverage; or (C) the date upon which Executive ceases to be eligible for COBRA continuation for such applicable coverage; provided, that, in the event the date set forth in clause (C) of this subsection 5.a (iii) occurs prior to the second anniversary of the Termination Date due to expiration of COBRA continuation for health, dental and/or vision coverage, and as of such expiration date, the date described in clause (B) of this subsection 5.a (iii) has not occurred with respect to such applicable coverage, then the Company will pay for the cost of insurance premiums for such applicable coverage incurred by Executive for Executive and his or her eligible dependents, if applicable, from the date each COBRA coverage expires until the earlier to occur of the dates set forth in this subsection 5.a
(iii) (A) or (B).

                  (iv) Any and all unvested stock, stock options, awards and rights that were granted to Executive under any of the Stock Plans prior to the Termination Date shall immediately become fully vested and exercisable as of the Termination Date or, if Executive's employment was terminated within the three-month period prior to the Announcement Date, as of the Announcement Date (whichever may apply, the "Vesting Date"). Notwithstanding any contrary provision of any agreement relating to then outstanding stock, stock options, awards and rights granted to Executive under any of the Stock Plans after the Execution Date, all such stock, stock options, awards and rights granted after the Execution Date may be exercised by Executive (or Executive's heirs, estate, legatees, executors, administrators, and legal representatives) at any time during the period ending on the earlier of (A) the later of (i) three (3) months after the Vesting Date and (ii) if Executive dies within the three-month period after the Vesting Date, the first anniversary of the date of Executive's death, and (B) the scheduled expiration of such stock, stock option, award or right, as the case may be. Executive hereby acknowledges and agrees that, as a result of the operation of Section 4 and this subsection 5.a (iv), some or all of the "incentive stock options" (as defined in the Code) granted to Executive under the Stock Plans may no longer qualify as "incentive stock options" for U.S. federal income tax purposes, and Executive hereby consents to any such disqualification.

                  (v) The payments set forth in subsections 5.a (i)-(iii) above (the "Cash Severance Benefits") shall be payable, at Executive's election, either (x) in a lump sum payment on the Vesting Date or on any other date designated by Executive; or (y) in equal monthly installments over the twenty-four (24) month period following the Vesting Date; provided that the payments described in Section 5.a (iii) hereof shall be paid on a monthly basis.

            b. Executive shall also be entitled to any unpaid compensation and benefits, and unused vacation accrued, through the Termination Date. Executive shall also be entitled to receive reimbursement for final expenses that Executive reasonably and necessarily incurred on behalf of the Group prior to the Termination Date, provided that Executive submits expense reports and supporting documentation of such expenses as required by the practice or policy in effect at that time. Executive shall not be eligible for or entitled to any severance payments or benefits pursuant to a severance plan, program, arrangement, practice or policy of any member of the Group, if any, that may be in effect as of the Termination Date.

            c. The parties hereto expressly agree that provision of the Severance Benefits to Executive in accordance with the terms of this Agreement will be liquidated damages, and that Executive shall not be required to mitigate the amount of any payments provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

            d. If Executive's employment is terminated at any time for any reason that does not constitute an Involuntary Termination Upon a Change in Control or a Resignation for Good Reason Upon a Change in Control, Executive shall not be entitled to, and shall not receive, any Severance Benefits described in Section 5(a) of this Agreement, but in such instance, Executive shall be entitled to receive the payments and benefits set forth in the first two sentences of Section 5(b) hereof and shall be eligible for any severance payments or benefits pursuant and subject to a severance plan, program, arrangement, policy, practice or agreement of any member of the Group, if any, for which Executive was eligible in accordance with its terms prior to, and that may be in effect as of, the Termination Date.


      6. Conditions of Severance Benefits. Executive shall receive Severance Benefits only if Executive: (a) executes a separation agreement, which includes a general mutual release, in a form and of a scope reasonably acceptable to the parties hereto; (b) presents satisfactory evidence to the Company and IONA, Inc. that Executive has returned all property, confidential information and documentation of the Group; (c) has complied and continues to comply in all material respects with any noncompetition, inventions and/or nondisclosure obligations that Executive may owe to any member of the Group, whether pursuant to an agreement or applicable law; and (d) provides a signed, written resignation of Executive's status as an officer, including, without limitation, an Executive Officer, and director (if applicable) of every member of the Group, effective as of the Termination Date. In the event that Executive has breached any obligations described in Section 6(c) hereof, then (x) the Cash Severance Benefits shall terminate and Executive shall no longer be entitled to them; (y) Executive shall promptly repay to IONA, Inc. any Cash Severance Benefits previously received by Executive; and (z) all options, awards and purchase rights held by Executive shall no longer be exercisable as of the date of Executive's breach. Such termination and repayment of Cash Severance Benefits and cessation of the right to exercise shall be in addition to, and not in lieu of, any and all available legal and equitable remedies, including injunctive relief.

      7. Taxes. All payments and benefits described in this Agreement shall be subject to any and all applicable federal, state, local and foreign withholding, payroll, income and other taxes.

      8.    Certain Reduction of Payments. If (a) (i) the Severance Benefits,
(ii) the benefits set forth in Section 4, and/or (iii) any payment or benefit received or to be received by Executive pursuant to any other plan, arrangement or agreement (collectively, the "Total Payments") would constitute (in whole or in part) an "excess parachute payment" within the meaning of Section 280G(b) of the Code, and (b) Executive would retain more of the Total Payments (after the payment of applicable tax liabilities imposed on the Total Payments) in the event that the Cap (defined below) is imposed, then the amount of the Total Payments shall be reduced until the aggregate "present value" (as that term is defined in Section 280G(d)(4) of the Code using the applicable federal rate in effect on the date of this Agreement) of the Total Payments is such that no part of the Total Payments constitutes an "excess parachute payment" within the meaning of Section 280G(b) of the Code (the "Cap").

      9. Exclusive Remedy. Except as expressly set forth herein or otherwise required by law, Executive shall not be entitled to any compensation, benefits, or other payments as a result of or in connection with the termination or resignation of Executive's employment at any time, for any reason. The payments and benefits set forth in Section 5 hereof shall constitute liquidated damages and shall be Executive's sole and exclusive remedy for any claims, causes of action or demands arising under or in connection with this Agreement or its alleged breach, the termination or resignation of Executive's employment relationship, or the cessation of holding an Executive Office.

      10. Governing Law/Forum. The parties agree that any claims arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, and this Agreement shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such State, without giving effect to the principles of conflicts of laws thereof. In addition, each of the parties, by its or his execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of Massachusetts with respect to any claims arising out of or in connection with this Agreement and agrees not to commence any such claims or actions other than in such courts. The prevailing party in any action arising out of or in connection with this Agreement shall be entitled to payment, by the other party, of the prevailing party's reasonable expenses and attorneys' fees incurred in connection with such action.

      11. Entire Agreement. This Agreement shall constitute the sole and entire agreement among the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, promises, programs, policies, plans, practices, offers, agreements and/or discussions, whether written or oral, by or among the parties regarding the subject matter hereof, including, but not limited to, those constituting or concerning employment agreements, change in control benefits and/or severance benefits; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any of the following, all of which shall remain in full force and effect in accordance with their respective terms: (i) any programs, policies, plans, arrangements or practices of the Group that do not relate to the subject matter hereof; (ii) any written stock or stock option agreements between Executive and the Company or any other member of the Group (except as expressly modified hereby); (iii) any written agreements between Executive and any member of the Group concerning noncompetition, nonsolicitation, inventions and/or nondisclosure obligations; and (iv) any written agreements between Executive and any member of the Group that do not relate to the subject matter hereof.

      12. Successors and Assignment. Executive may not assign any rights or delegate any duties or obligations under this Agreement. The Company and IONA, Inc. will require their respective assigns and Successors in any consensual transaction, expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Company or IONA, Inc. (as the case may be) would be required to perform if no such succession or assignment had taken place. Regardless of whether such an agreement is executed, this Agreement shall inure to the benefit of, and be binding upon, IONA, Inc. and the Company's respective Successors and assigns and Executive's heirs, estate, legatees, executors, administrators, and legal representatives.

      13. Notices. All notices required hereunder shall be in writing and shall be delivered in person, by facsimile or by certified or registered mail (or similar means for non-U.S. addresses), return receipt requested, and shall be effective upon receipt if by personal delivery or facsimile or three (3) business days after mailing if sent by certified or registered mail (or similar means for non-U.S. addresses). All notices shall be addressed as follows or to such other address as the parties may later provide in writing:

            (a) if to the Company: at its U.S. headquarters, IONA Technologies, Inc., 200 West Street, Waltham, Massachusetts 02451, Attn: General Counsel;

            (b) if to IONA, Inc.: IONA Technologies, Inc., 200 West Street, Waltham, Massachusetts 02451, Attn: General Counsel; and

            (c) if to Executive: at the home address specified on the signature page of this Agreement.

      14. Severability/Reformation. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

      15. Modification. This Agreement may be modified or waived only in accordance with this Section 15. No waiver by any party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between or among the parties, but only by a written instrument signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Company or IONA, Inc. (as the case may be) is effective without written consent of the Chairman of the Board of the Company.

      16. Survival of Obligations and Rights. Notwithstanding anything to the contrary in this Agreement, provisions herein shall survive the termination of Executive's employment due to an Involuntary Termination Upon a Change in Control or a Resignation for Good Reason Upon a Change in Control or, other expiration or termination of this Agreement, if so provided herein or if necessary or desirable to fully accomplish the purposes of such provisions, including the obligations and rights contained in Sections 4 through 19 hereof.

      17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      18. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

      19. Guarantee. In the event that IONA, Inc. or any other member of the Group by which Executive may become employed (as the case may be) fails for any reason to make any payments to which Executive becomes entitled under this Agreement, the Company agrees to pay such unpaid amounts.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                                    IONA Technologies, Inc.


                                    By:
                                        -----------------------------

                                    Title:
                                           --------------------------

                                    IONA Technologies PLC


                                    By:
                                        -----------------------------

                                    Title:
                                           --------------------------



                                    ---------------------------------
                                    Executive



Address for Notice to Executive:

--------------------------------

--------------------------------

--------------------------------